Exhibit 99.1

For more information, contact:

Joe Quenqua, WW Chief Communications Officer

joe.quenqua@ww.com

SIMA SISTANI NAMED CEO OF WW INTERNATIONAL, INC.

The Co-Founder and CEO of Houseparty and Executive at Epic Games Joins WW as CEO on March 21 Completing Planned Leadership Transition

NEW YORK, NY (February 24, 2022)—WW International, Inc. (NASDAQ: WW) announced today that Sima Sistani, the Co-Founder and former CEO of Houseparty and a senior leader at Epic Games, will join the Company as Chief Executive Officer effective March 21st. In addition, she will join the WW Board of Directors on the same date. Her appointment follows Mindy Grossman’s previously announced decision to step down as CEO and President at the end of Q1. To ensure a seamless transition, Mindy will now depart WW on March 18th.

Ms. Sistani co-founded Houseparty in 2016 as a face-to-face synchronous social network with the intention of bringing empathy to online communication. Under her leadership, it grew to a community of over 150 million users and was acquired by Epic Games in 2019. At Epic, she serves as the senior executive leading social gameplay and feature development for their gaming products including Fortnite. Previously, Sistani led mobile growth operations at Yahoo! during a pivotal transition to mobile-first. After Yahoo! acquired Tumblr in 2013, Sistani became their first Head of Media propelling them to become the fastest-growing social network in under six months.

“Sima is an innovator and a true disrupter, starting with her role at Yahoo!, proving herself a visionary as co-creator of the social media phenomenon Houseparty and continuing today through her current role at Epic Games,” said Raymond Debanne, Chair of the Board of Directors, WW. “Her vision and expertise in the digital, social and gaming spaces perfectly position her to help lead us through this historic moment as the world emerges from the pandemic and as people begin to reprioritize their physical health and wellness.”

“What immediately struck me about Sima beyond her own personal experience as a WW member was her ability to envision alternative realities at the intersection of the social and digital worlds. She is passionate and purposeful about building community, and I am excited to partner with her as we continue to spread the word of WW around the globe!” said Oprah Winfrey.

“I had the pleasure of first meeting Sima over two years ago and she immediately impressed me with her passion, her drive, her focus on purpose and her creative approach to building businesses fueled by innovation and community,” said Mindy Grossman. “She is an inspired leader and I am confident that she is the right person at the right time to lead WW into its next phase of growth.”

“I am thrilled and honored to be joining WW at such a pivotal moment,” said Sima Sistani “I have spent the better part of my career building digital communities with empathy and belonging at their core. I look at WW as being the original social network — gathering people together around a shared interest in health and weight loss to transform lives. I am passionate about our mission and believe deeply in our ability to have tremendous global impact while focused on creating value for all of our stakeholders going forward.”

Sima Sistani has over 20 years of experience at the intersection of media and technology. Sima served as Co-Founder and Chief Executive Officer of Houseparty and in 2019 led the acquisition of the brand to Epic Games where she was appointed part of the senior leadership team. Prior to Houseparty, Sima led Mobile Growth at Yahoo! where she incubated and launched foundational mobile products and innovation for the smart TV market. After Yahoo! acquired Tumblr, Sima became Head of Media, leading global partnership and media products for the emerging microblogging and social media giant including the development for Tumblr Fandometics. Prior to Yahoo!, Sima also held roles on the Film Finance team at Creative Artists Agency and Goldman Sachs where she worked in International Equities.

About WW International, Inc.

WW (formerly Weight Watchers) is a human-centric technology company powered by the world’s leading commercial weight management program. As a global wellness company, we inspire millions of people to adopt healthy habits for real life. Through our comprehensive digital app, expert Coaches and engaging experiences, members follow our proven, sustainable, science-based program focused on food, activity, mindset and sleep. Leveraging nearly six decades of expertise in nutritional and behavioral change science, providing real human connection and building inspired communities, our purpose is to democratize and deliver holistic wellness for all. To learn more about the WW approach to healthy living, please visit ww.com. For more information about our global business, visit our corporate website at corporate.ww.com.